Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-117730) and related Prospectus of Danielson Holding Corporation for the registration of 17,711,491 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2004, except for Note 24 as to which the date is March 10, 2004, with respect to the consolidated financial statements and schedules of Danielson Holding Corporation as of and for the years ended December 31, 2003 and December 27, 2002, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
August 18, 2004